UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                              (Amendment No. __ )*


                              BIGSTRING CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, par value $0.0001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   08989Q 10 0
                       -----------------------------------
                                 (CUSIP Number)

                              December 31, 2006 (1)
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No.   08989Q 10 0
--------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    David L. Daniels
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)

    [_] (a)
    [X] (b)
--------------------------------------------------------------------------------
3.  SEC Use Only
--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization

    United States
--------------------------------------------------------------------------------

Number of             5.   Sole Voting Power                  2,000,000
Shares                ----------------------------------------------------------
Beneficially          6.   Shared Voting Power                        0
Owned by              ----------------------------------------------------------
Each                  7.   Sole Dispositive Power             2,000,000
Reporting             ----------------------------------------------------------
Person With           8.   Shared Dispositive Power                   0

--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each
    Reporting Person                                              4,000,000  (2)
--------------------------------------------------------------------------------
10.  Check Box if the Aggregate Amount in Row 9 Excludes
     Certain Shares (See Instructions)                            [ ]
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row 9               8.6%  (2)
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)                   IN
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                                  Page 2 of 8

SCHEDULE 13G

CUSIP No.    08989Q 10 0
--------------------------------------------------------------------------------
13. NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Deborah K. Daniels
--------------------------------------------------------------------------------
14. Check the Appropriate Box if a Member of a Group (See Instructions)

    [_] (a)
    [X] (b)
--------------------------------------------------------------------------------
15. SEC Use Only
--------------------------------------------------------------------------------
16. Citizenship or Place of Organization

    United States
--------------------------------------------------------------------------------

Number of             17.  Sole Voting Power                  2,000,000
Shares                ----------------------------------------------------------
Beneficially          18.  Shared Voting Power                        0
Owned by              ----------------------------------------------------------
Each                  19.  Sole Dispositive Power             2,000,000
Reporting             ----------------------------------------------------------
Person With           20.  Shared Dispositive Power                   0

--------------------------------------------------------------------------------
21. Aggregate Amount Beneficially Owned by Each
    Reporting Person                                              4,000,000  (2)
--------------------------------------------------------------------------------
22.  Check Box if the Aggregate Amount in Row 9 Excludes
     Certain Shares (See Instructions)                            [ ]
--------------------------------------------------------------------------------
23. Percent of Class Represented by Amount in Row 9               8.6%  (2)
--------------------------------------------------------------------------------
24. Type of Reporting Person (See Instructions)                   IN
--------------------------------------------------------------------------------

Item 1.

      (a)   Name of Issuer:

                  BigString Corporation

      (b)   Address of Issuer's Principal Executive Offices:

                  3 Harding Road, Suite F, Red Bank, New Jersey 07701

Item 2.

      (a)   Name of Person(s) Filing:

                  David L. Daniels

                  Deborah K. Daniels

      (b)   Address of Principal Business Office or, if none, Residence:

                  19007 U.S. Highway 64, Haskell, Oklahoma 74336

      (c)   Citizenship:

                  United States

      (d)   Title of Class of Securities:

                  Common Stock, par value $0.0001

      (e)   CUSIP Number: 08989Q 10 0

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

      (a) [ ] Broker or dealer registered under Section 15 of the Act;

      (b) [ ] Bank as defined in Section 3(a)(6) of the Act;

      (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act;

      (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940;

      (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

      (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

      (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned: 4,000,000 shares of Common Stock (2).
                                      -------------------------------------

      (b)   Percent of class: 8.6% (2).
                             ---------

      (c)   Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote:

                                    David L. Daniels          2,000,000.
                                                            -----------
                                    Deborah K. Daniels        2,000,000.
                                                            -----------

            (ii)  Shared power to vote or to direct the vote    0.
                                                             ----
            (iii) Sole power to dispose or to direct the disposition of:

                                    David L. Daniels          2,000,000.
                                                            -----------
                                    Deborah K. Daniels        2,000,000.
                                                            -----------

            (iv)  Shared power to dispose or to direct the disposition of    0.
                                                                          ----
Item 5.    Ownership of Five Percent or Less of a Class.

           Not applicable.
           ----------------------------------------------------

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           Not applicable.
           ----------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

           Not applicable.
           ----------------------------------------------------

Item 8.    Identification and Classification of Members of the Group.

           Not applicable.
           ----------------------------------------------------

Item 9.    Notice of Dissolution of Group.

           Not applicable.
           ----------------------------------------------------

Item 10.   Certifications.

            (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

                  Not applicable.
                  --------------------------------------------------------------

            (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

                  Not applicable.
                  --------------------------------------------------------------


--------------------------------------------------------------------------------


(1)   Except as otherwise specified herein, the information presented in this
      Schedule 13G is as of December 31, 2006.

(2) David L. Daniels and Deborah K. Daniels, husband and wife, together beneficially own a total of 4,000,000 shares of BigString Corporation's Common Stock which represents 8.6% of BigString Corporation's issued and outstanding Common Stock at December 31, 2006.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                  February 13, 2007
                                             -----------------------------
                                                         Date

                                                 /s/ David L. Daniels
                                             -----------------------------
                                                      Signature

                                                   David L. Daniels
                                             -----------------------------
                                                      Name/Title

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                  February 13, 2007
                                              ---------------------------
                                                         Date

                                                /s/ Deborah K. Daniels
                                              ---------------------------
                                                      Signature

                                                  Deborah K. Daniels
                                              ---------------------------
                                                      Name/Title